Exhibit 99.1

Praxair Announces Price Increases Effective January 1, 2017

DANBURY, Conn.--(BUSINESS WIRE)--December 15, 2016--Praxair, Inc. (NYSE: PX) is notifying bulk gas and medical gas customers in North America of price increases effective January 1, 2017, or as contracts permit. Adjustments are as follows:

  15% for nitrogen, oxygen, argon, hydrogen, helium, carbon dioxide, facility fees and rent.

Individual price adjustments may be higher or lower in accordance with contract provisions. These adjustments are in response to rising costs and will support the capital investment required for continued supply reliability of Praxair’s operations.

About Praxair

Praxair, Inc., a Fortune 300 company with 2015 sales of $11 billion, is a leading industrial gas company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com

CONTACT:
Praxair, Inc.
Media:
Jason Stewart, 203-837-2448
or
Investor Relations:
Juan Pelaez, 203-837-2213